Exhibit 10.18

RENEWAL AND MODIFICATION AGREEMENT

This Renewal and Modification Agreement (this “Agreement”), dated as of April 3, 2019 for reference purposes only, is made by and between Andersen Tax LLC (“Borrower”) and First Republic Bank (the “Lender”), with reference to the following facts:

A. The Lender has previously made or committed to make revolving loans in the aggregate maximum principal amount of $12,500,000.00 and a term loan in the original principal amount of $17,350,000.00 (collectively, the “Loans”) to Borrower.

B. The Loans arise out of that certain Second Amended and Restated Loan Agreement dated May 12, 2017 (as amended, the “Loan Agreement”) to which Borrower and the Lender are parties. All terms with an initial capital letter that are used but not defined in this Agreement shall have the respective meanings given to such terms in the Loan Agreement.

C. Borrower has now requested that Lender (i) extend the maturity date of the Line of Credit Note from May 15, 2019 to May 15, 2020, (ii) increase the principal amount of the Commitment from $12,500,000.00 to $15,000,000.00, (iii) extend the maturity date of the 2017 Term Loan Note from May 1, 2022 to April 3, 2024 and (iv) make certain other changes to the Loan Documents, and Lender has agreed to do so on the terms set forth herein.

THEREFORE, for valuable consideration, the Lender and Borrower agree as follows:

1. Extension of Line of Credit Note Maturity Date. The Maturity Date of the Line of Credit Note is extended to May 15,2020, at which time the entire unpaid principal balance of the Line of Credit Note, all accrued and unpaid interest and any other outstanding amounts due Lender under the Loan Documents shall be due and payable. The Line of Credit Note and the Loan Documents are amended accordingly, and the Line of Credit Note is being concurrently amended and restated as the Fourth Amended and Restated Promissory Note (Line of Credit—Prime Rate Adjustable—Interest Only) dated April 3, 2019 (the “Fourth Amended and Restated Promissory Note”), which Fourth Amended and Restated Promissory Note shall hereafter be deemed to mean the Line of Credit Note, as amended herein.

2. Principal Amount of the Commitment. The principal amount of the Commitment (and the face amount of the Line of Credit Note) is hereby increased from the principal amount of $12,500,000.00 to $15,000,000.00 pursuant to the terms of the Loan Documents and the terms of the Fourth Amended and Restated Promissory Note.

3. Extension of 2017 Term Loan Note Maturity Date. Borrower agrees that on or before the effective date of this Agreement, it shall make a principal reduction payment in an amount sufficient to reduce the outstanding principal amount of the 2017 Term Loan to an amount not greater than $10,000,000.00. Provided Borrower has complied with the requirements of the immediately preceding sentence, the Maturity Date of the 2017 Term Loan Note is extended to April 3, 2024, at which time the entire unpaid principal balance of the 2017 Term Loan Note, all accrued and unpaid interest and any other outstanding amounts due Lender under the Loan Documents shall be due and payable. The 2017 Term Loan Note and the Loan Documents are amended accordingly, and the 2017 Term Loan Note is being concurrently amended and restated as the Amended and Restated Promissory Note dated April 3,2019 (the “Amended and Restated Promissory Note”), which Amended and Restated Promissory Note shall hereafter be deemed to mean the 2017 Term Loan Note, as amended herein.

4. 2017 Term Loan Interest Rate. The interest rate payable on the 2017 Term Loan is amended to be four and 40/100 percent (4.40%) per annum, pursuant to the terms of the Amended and Restated Promissory Note (including without limitation Section 4 thereof).

Loan No.     ;

Obligor No.

5. Amendment of Article 1, Definitions. Article 1 (Definitions) is hereby revised to add the following defined terms, which once added shall appear in alphabetic order, and the subsections under Article 1 shall be reordered accordingly:

“ASC 842. “ASC 842” means Accounting Standards Codification Topic 842, originally issued by the Financial Accounting Standards Board (“FASB”) as Accounting Standards Update (“ASU”) 2016-02 in February 2016, as modified or clarified by ASU 2018-11 and any other subsequent updates and clarifications issued by the FASB from time to time.”

“Finance Lease. “Finance Lease” means any lease which is classified and accounted for as a finance lease as defined in ASC 842. Leases that are classified and accounted for as a finance lease under ASC 842 were generally accounted for as capital leases under applicable FASB accounting standards that were in effect prior to the implementation of ASC 842, and are required to be capitalized on a Person’s balance sheet.”

“Operating Lease. “Operating Lease” means any lease of service contract which is classified and accounted for as an operating lease as defined in ASC 842. Leases that are classified and accounted for as an operating lease under ASC 842 were generally accounted for as operating leases under applicable FASB accounting standards that were in effect prior to the implementation of ASC 842, although leases classified as operating leases under ASC 842 may now be required to be capitalized on a Person’s balance sheet.”

6. Amendment of Loan Agreement Definition of “Indebtedness”. The definition of “Indebtedness” in Article 1 (Definitions) is hereby amended and restated to read as follows:

“Indebtedness. “Indebtedness” means, without duplication, (a) all obligations of .a Person for borrowed money, (b) all obligations of a Person evidenced by bonds, ‘ debentures, notes or other similar instruments, (c) all obligations of a Person to pay the deferred purchase price of property of services, except trade accounts payable arising and paid on a timely basis in the ordinary course of business, (d) (i) all lease obligations of a Person which are required to be classified and accounted for as capital leases on a balance sheet of such Person in accordance with GAAP prior to the Borrower’s implementation of ASC 842 or which are required to be classified and accounted for as Finance Leases following Borrower’s implementation of ASC 842, and (ii) the amount of Indebtedness of such leases shall be the amount reported as a liability as determined in accordance with GAAP at any applicable balance sheet date or other measurement date and (iii) for the avoidance of doubt, Indebtedness as defined in (d)(i) and (ii) above shall exclude lease obligations classified and accounted for as Operating Leases arising from the Borrower’s implementation of ASC 842 effective January 1, 2020 and thereafter, (e) all contingent and non-contingent obligations of a Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (f) all obligations of others secured by a lien on any asset of a Person, whether or not such obligation is otherwise an obligation of such Person, and provided that the amount of such Indebtedness of such Person under this clause (1) shall be the lesser of the fair market value of such property at the date of determination (determined in good faith by the Borrower) and the amount of such Indebtedness of such other Person, (g) the deferred portion from time to time of “earnouts,” and similar deferred payment obligations by excluding (i) trade accounts payable arising and paid on a timely basis in the ordinary course of business, and (ii) incentive compensation payable to Managing Directors, provided that such payments in each fiscal year of Borrower shall not, along with any payments payable to managing directors of the Guarantors, exceed 35% of the net income of Borrower and Guarantors before taxes, and (h) any guarantee of, or other contingent obligation with respect to, any Indebtedness of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such other Person in the form of credit support being provided (whether as a comfort or “make whole” letter or other similar arrangement) for such other Person’s obligations (but excluding endorsements of instruments for deposit or collection in the ordinary course of business, obligations under indemnities incurred in the ordinary course of business or under stock purchase or asset purchase or sale agreements, or which do not cover Indebtedness of the types set forth in clauses (a) through (g) above), in each case howsoever evidenced, created, incurred, acquired or owing, whether, primary, secondary, direct, contingent, fixed or otherwise.”

7. Amendment of No Additional Indebtedness Covenant. Section 6 of Exhibit C to the Loan Agreement entitled “No Additional Indebtedness” is hereby amended and restated to read as follows:

“No Additional Indebtedness: Borrower shall not directly or indirectly make, create, incur, assume, or permit to exist Indebtedness during the term of this Agreement, excluding (i) Indebtedness owing by Borrower as of the date of this “ Agreement set forth in the schedule thereof below this paragraph (other than those that are being paid substantially concurrently with the funding of the Loan and so noted thereon); (ii) Indebtedness under the Loan Documents and other borrowings from the Lender; (iii) Indebtedness evidenced by capital leases or purchase money obligations provided that (A) in no event shall the sum of the aggregate principal amount of all capital lease obligations and purchase money obligations (including J leases classified and accounted for as Finance Leases under ASC 842 following Borrower’s implementation of ASC 842 effective January 1,2020 and thereafter) permitted by this clause exceed $500,000, and (B) such Indebtedness is used solely to acquire equipment and other fixed assets used in the ordinary course of Borrower’s business and that is secured only by such equipment and other fixed assets, as applicable; (iv) any Indebtedness comprising unsecured intercompany loans between Borrower and AT Holdings, provided that any intercompany loan by Borrower to AT Holdings is evidenced by a promissory note which is pledged to the Lender, and provided that any loans from AT Holdings to Borrower shall contain a subordination provision preventing repayment if any Event of Default exists hereunder, (v) unsecured guaranties by Borrower of (A) Indebtedness or lease or other contractual obligations of any Guarantors incurred in the ordinary course of business to the extent such Indebtedness or lease or other contractual obligations would be permitted to be incurred hereunder by Borrower or (B) Indebtedness to Lender of employees or equity owners of Borrower or any Guarantor with respect to loans by Lender to such persons to finance the purchase of equity interests in Borrower or any Guarantor; (vi) any payments over time which represent redemptions of any equity interests of Borrower or any Guarantor, or a return/refund of capital of any such Persons, paid in each case to any employee, officer, Managing Director or director of any such Person, upon his/her termination of employment, (vii) Indebtedness of Borrower with respect to performance bonds, surety bonds, appeal bonds and custom bonds required in the ordinary course of business, provided that the aggregate outstanding amount of all such performance bonds, surety bonds, appeal bonds and custom bonds permitted by this clause shall not at any time exceed $500,000; (viii) commercially reasonable multi-year service agreements entered into in the ordinary course of business which provide for payments in installments; (ix) unsecured Indebtedness related to acquisitions by Borrower of other businesses similar to that of Borrower which shall not at any time exceed $3,000,000 in aggregate principal amount, (x) other non-revolving unsecured Indebtedness not in excess of $500,000, and (xi) any Indebtedness evidenced by office leases, other operating leases or service contracts that are classified and accounted for as Operating Leases under ASC 842, following Borrower’s implementation of ASC 842 effective January 1, 2020 and thereafter.

In addition, Borrower may request from Lender permission to use Indebtedness in connection with the acquisition of any Person or any division or line of business of any Person similar to the business of Borrower, which request shall be considered by Lender in good faith.”

8. Amendment of Debt Service Coverage Ratio Covenant Section 6 of Exhibit C to the Loan Agreement entitled “Debt Service Coverage Ratio” is hereby amended and restated to read as follows:

“Debt Service Coverage Ratio: Borrower shall maintain a Debt Service Coverage Ratio of not less than 1.50:1.00. “Debt Service Coverage Ratio is defined as: net income before interest, taxes, depreciation and amortization, and less dividends and distributions (which include any redemption payments of equity interests or other payments representing a return of capital), divided by the current portions of long term debt as defined in accordance with GAAP plus interest expense for the past twelve months. This ratio shall be measured quarterly as of the last day of a Borrower’s fiscal quarters. For the avoidance of doubt, the current portions of long term debt shall exclude any lease obligations classified and accounted for as Operating Leases under ASC 842 following Borrower’s implementation of ASC 842 effective January 1,2020 and thereafter.”

9. Amendment of Liquidity Definition. The end of the first paragraph of the defined term “Liquidity” in Section 6 of Exhibit C to the Loan Agreement is hereby amended to add a new sentence as follows:

“For the avoidance of doubt, the current principal outstanding in (i) above shall exclude any lease obligations classified and accounted for as Operating Leases under ASC 842 following Borrower’s implementation of ASC 842 effective January 1,2020 and thereafter.” -

10. Representations and Warranties. As a material inducements the Lender’s execution of this Agreement, Borrower makes the following warranties and representations to the Lender:

10.1 Borrower has the full power and authority to enter into and perform all of its obligations under this Agreement, and this Agreement, when executed by the Persons signing this Agreement on behalf of Borrower, shall constitute a legal, valid and binding obligation of Borrower enforceable in accordance with its terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally and regardless of whether enforcement is sought in equity or at law). The Persons executing this Agreement on behalf of Borrower have been duly authorized to execute this Agreement by all required action on the part of Borrower.

10.2 There are no Liens affecting all or part or the Collateral, except for the Liens in favor of the Lender and the Permitted Liens. .

10.3 No Event of Default has occurred and is continuing.

11. No Modification of Loan Documents. Nothing contained in this Agreement shall be construed to obligate the Lender to extend the time for payment of any Note or otherwise modify any of the Loan Documents in any respect, except as expressly set forth in this Agreement.

12. No Waiver. No waiver by the Lender of any of its rights or remedies in connection with the Loan Documents shall be effective unless such waiver is in writing and signed by the Lender. The Lender’s rights and remedies under this Agreement are cumulative with and in addition to any and all other legal and equitable rights and remedies which the Lender may have in connection with the Loans.

13. Entire Agreement. This Agreement and the other Loan Documents contain the entire agreement and understanding among the parties concerning the matters covered by this Agreement and other Loan Documents and supersede all prior and contemporaneous agreements, statements, understandings, terms, conditions, negotiations, representations and warranties, whether written or oral, made by the Lender or Borrower concerning the matters covered by this Agreement and the other Loan Documents.

14. Modifications. This Agreement may be modified only by a written agreement signed by Borrower and the Lender.

15. Descriptive Headings; Interpretation. The headings to sections of this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. For purposes of this Agreement, the term “including” shall be deemed to mean “including without limitation.”

16. Fees. Pursuant to the Loan Documents, Borrower shall pay to the Lender (a) a renewal facility fee of $49,500.00 with respect to the Line of Credit Loan, (b) a renewal facility fee of $33,000.00 with respect to the 2017 Term Loan and (c) all reasonable and documented out-of-pocket costs, charges, and expenses paid or incurred by the Lender in connection with the preparation of this Agreement and the transactions contemplated hereby, including reasonable attorneys’ fees (all of which amounts will be debited from Borrower’s account number     ). Borrower shall pay all reasonable and documented out-of-pocket costs and expenses, including reasonable attorneys’ fees and costs, incurred by the Lender in enforcing any of the terms of this Agreement or the other Loan Documents, whether or not any legal proceedings are instituted by the Lender.

17. Indemnification. Borrower shall indemnify and hold me Lender and its officers, directors, agents, employees, representatives, shareholders, affiliates, successors and assigns (collectively, the “Indemnified Parties”) harmless from and against any and all claims, demands, damages, liabilities, actions, causes of action, suits, reasonable costs and expenses, including reasonable attorneys’ fees and costs, directly arising out of or relating to any commission or brokerage fee or charge claimed to be due or owing to any Person in connection with the transactions contemplated by this Agreement as a result of any act or agreement by the Borrower.

18. No Third Party Beneficiaries. This Agreement is entered into for the sole benefit of the Lender and Borrower, and no other Person shall have any right of action under this Agreement.

19. NO CLAIMS. BORROWER ACKNOWLEDGES AND AGREES THAT (A) IT HAS NO OFFSETS OR DEDUCTIONS OF ANY KIND AGAINST ANY OR ALL OF THE OBLIGATIONS; AND (B) IT HAS NO DEFENSES OR OTHER CLAIMS OR CAUSES OF ACTION OF ANY KIND AGAINST THE LENDER IN CONNECTION WITH THE LOANS OR THE COLLATERAL. .’

20. Continuing Effect of Documents. The Line of Credit Note and the other Loan Documents,® modified by this Agreement, shall remain in full force and effect in accordance with their terms and are affirmed by Borrower.

21. Counterparts; Successors. This Agreement may be executed in counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective permitted successors and assigns.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Renewal and Modification Agreement as of the date first above written.

BORROWER:		LENDER:

Andersen Tax LLC		First Republic Bank

By:	/s/ Mark L. Vorsatz	By:	/s/ Stephen J. Szanto
Name: Mark L. Vorsatz		Name: Stephen J. Szanto
Title: CEO		Title: Managing Director